Exhibit 99.1

JCPENNEY INCREASES CREDIT FACILITY AVAILABILITY TO $1.85 BILLION

Amendment Increases Liquidity and Enhances Financial Flexibility

PLANO, Texas (Feb. 12, 2013) - J. C. Penney Company, Inc. (“jcpenney”) (NYSE: JCP) announced today that its wholly-owned subsidiary, J. C. Penney Corporation, Inc., has amended its bank credit facility to increase its borrowing capacity to $1.85 billion and to expand the accordion feature of the facility to $400 million.  The amendment enhances the company’s liquidity and provides additional financial flexibility to support its transformation initiatives.  The facility may be used for general corporate purposes and the pricing and maturity terms remain unchanged.  No funds have been drawn under the agreement.

Ken Hannah, chief financial officer of jcpenney said, “As we enter the second year of our transformation, today’s announcement reflects the confidence of our banking group in our long- term strategy and further strengthens our liquidity position as we continue to execute our plan.”

The arrangement of the credit facility was co-led by J.P. Morgan Securities LLC, Bank of America Merrill Lynch, Barclays Capital and Wells Fargo Capital Finance.

For further information, contact:

Investor Relations; (972) 431.5500
jcpinvestorrelations@jcpenney.com

Public Relations; (972) 431.3400
jcpcorpcomm@jcpenney.com

Corporate Website
ir.jcpenney.com

About jcpenney:More than a century ago, James Cash Penney founded his company on the principle of the Golden Rule: treat others the way you’d like to be treated – Fair and Square. His legacy continues to this day, as J. C. Penney Company, Inc. (NYSE: JCP) boldly transforms the retail experience across 1,100 stores and jcp.com to become America’s favorite store. Focused on making the customer experience better every day, jcpenney is dreaming up new ways to make customers love shopping again. On every visit, customers will discover great prices every day in a unique Shops environment that features exceptionally curated merchandise, a dynamic presentation and unmatched customer service. For more information, visit us at jcp.com.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, trade restrictions, the impact of changes designed to transform our business, customer acceptance of our new strategies, the impact of cost reduction initiatives, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information and legal and regulatory proceedings.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

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